Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (No. 33-17073, 33-35152, 33-79450, 333-65885, 333-81535, 333-60488, 333-135002, and 333-159470) on Forms S-8 of L.B. Foster Company and Subsidiaries of our reports dated March 15, 2010, relating to our audits of the consolidated financial statements and the effectiveness of internal control over financial reporting of Portec Rail Products, Inc., and Subsidiaries which appears in the Annual Report on Form 10-K of Portec Rail Products, Inc., for the year ended December 31, 2009, filed with the Commission on March 15, 2010, as subsequently amended on April 28, 2010,  which is incorporated by reference in this Current Report on Form 8-K.

/s/ ARNETT & FOSTER, P.L.L.C.
ARNETT & FOSTER, P.L.L.C.

Charleston, West Virginia
February 28, 2011